PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2003 AND 2002
(IN THOUSANDS)

NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

PRODUCTS	2003	2002	2003	2002

COMMERCIAL LINES	$75,142	$44,609	$141,080	$81,266
SPECIALTY LINES	13,352	$11,487	31,993	23,153
PERSONAL LINES	4,532	$4,736	10,313	9,462

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$93,026	$60,832	$183,386	$113,881

Net Loss & Lae Reserves @ June 30, 2003	$446,661
Taxable Equivalent Yield @ June 30, 2003	4.8%
Portfolio Duration @ June 30, 2003	3.2 yrs
Book Value Per Common Share @ June 30, 2003	$22.84
Shares Repurchased During the Three Months Ended June 30, 2003	0